EXHIBIT 99.1
PRESS RELEASE

Company Contact: Jim Dorsey, VP — Marketing Tel: 267-757-3040 Porter, LeVay & Rose, Inc. Linda Decker, VP — Investor Relations Bill Gordon, SVP — Media Relations Tel: (212) 564-4700

For Immediate Release
BIO-IMAGING TECHNOLOGIES ANNOUNCES ELECTION OF ADEOYE OLUKOTUN TO BOARD
NEWTOWN, PA, August 25, 2008 — Bio-Imaging Technologies, Inc. (“Bio-Imaging”) (NASDAQ: BITI) today announced that Adeoye Olukotun, MD has been chosen by the company’s Board of Directors to serve as a director on Bio-Imaging’s Board, effective August 25, 2008.
Dr. Adeoye (Oye) Olukotun, MD, MPH, FACC, is Co-founder and Chief Medical Officer of VIA Pharmaceuticals, a publicly traded biotechnology company focused on the treatment of cardiovascular disease based in San Francisco, California. Dr. Olukotun, has served as Chief Medical Officer of VIA since VIA’s formation in 2004. Dr. Olukotun is a board-certified cardiologist and has more than twenty-five years of experience in clinical research and drug development in the pharmaceutical industry. Dr. Olukotun has been instrumental in the submission of more than fourteen New Drug Applications, Pre-market Authorization Applications, and 510k Applications. He holds several patents and has published more than fifty articles in peer-reviewed scientific journals. Before joining VIA, Dr. Olukotun founded CR Strategies, LLC, a clinical research and development consulting firm in Princeton, NJ, and served as its Chief Executive Officer from 2000 to 2003. He also was Chief Medical Officer of Esperion Therapeutics, Inc., a cardiovascular drug development company, until its acquisition by Pfizer in 2004. Dr. Olukotun received his MD from Albert Einstein College of Medicine and obtained a MPH from Harvard University School of Public Health. He is a Fellow of the American College of Cardiology. Dr. Olukotun also currently serves on the Board of Directors at, Icagen Inc. (ICGN on Nasdaq), SemBioSys Genetics Inc. (SBS on Toronto Stock Exchange), and Milestone Pharmaceuticals Inc, a Montreal, Canada based privately held company.
     “We are very pleased to have Oye join our Board of Directors,” said Dr. David Nowicki, Chairman of the Board of Directors of Bio-Imaging Technologies. “He brings deep experience in drug development to our Board, which complements the Board’s leadership in guiding the company’s future growth strategy and shareholder value creation.”
“Bio-Imaging is clearly a leading provider of Imaging Core Lab services today and, with the recent acquisition of Phoenix Data Systems, is entering a new phase of expansion and growth in the broader eClinical arena,” said Dr. Olukotun. “I feel privileged to join this exciting and dynamic team and look forward to working closely with the board and management during the next phases of Bio-Imaging’s growth.”
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Bio-Imaging Technologies, Inc. is a healthcare contract service organization that supports the clinical development processes of the pharmaceutical, biotechnology and medical device industries. The Company has assisted more than 200 clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis with offices in the United States, The Netherlands, Germany and France. Phoenix Data Systems, Inc., a subsidiary of Bio-Imaging Technologies, is a leading global clinical data services provider of electronic data capture (EDC) services and a comprehensive array of broadly interoperable eClinical data solutions. Phoenix Data Systems delivers full service EDC, a unique combination of electronic data capture, interactive voice response, reporting, and data management solutions. Through its CapMed Personal Health Management Suite, Bio-Imaging provides its Personal HealthKey™ technology, the Personal Health Record (PHR) software, and CapMed Patient Portal allowing patients to better monitor and manage their health care information. Additional information about Bio-Imaging is available at www.bioimaging.com.
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates and guidance made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent form 10-Q.
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